Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304 PHONE (650) 493-9300 FAX (650) 493-6811 www.wsgr.com

January 31, 2019

KLA-Tencor Corporation

One Technology Drive

Milpitas, CA 95305

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined (1) the Registration Statement on Form S-4 filed by KLA-Tencor Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”), Registration No. 333-224982 (such Registration Statement, as amended to date, the “Initial Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s Common Stock, par value $0.001 per share, to be issued in connection with the merger of Tiburon Merger Sub Technologies Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of the Company, with and into Orbotech Ltd., a company organized under the laws of the State of Israel, as described in the Initial Registration Statement (the “Transaction”) and (2) the Registration Statement on Form S-4 (the “462(b) Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act, relating to up to an additional 30,000 shares of the Company’s Common Stock (the “Additional Shares”), to be issued by the Company in the Transaction. The 462(b) Registration Statement incorporates by reference the Initial Registration Statement that was declared effective by the Commission on June 7, 2018. As legal counsel to the Company in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance of the Additional Shares in the Transaction.

We have relied, without independent verification, on information obtained from certain of the Company’s officers as to matters of fact material to the opinions set forth below.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, as of the date hereof, the Additional Shares have been duly authorized by all necessary corporate action on the Company’s part and, when issued in the manner described in the Initial Registration Statement, the Additional Shares will be validly issued, fully paid and non-assessable.

In rendering the opinion above, we have assumed that the 462(b) Registration Statement is effective pursuant to Rule 462(b) of the Securities Act (and will remain effective at the time of issuance of the Additional Shares).

We do not express any opinion on any laws other than the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

This opinion is furnished to the Company solely in connection with the 462(b) Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to our firm name wherever appearing in the Initial Registration Statement (including the proxy statement/prospectus constituting a part thereof), which is incorporated by reference into the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such 462(b) Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation